                                                                    EXHIBIT 12.1


                               XTRA CORPORATION
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
                FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997
                             (MILLIONS OF DOLLARS)
                                  (UNAUDITED)

                                                           1998        1997
                                                          ------      ------
EARNINGS
Income from operations before provision for
  income taxes                                              $ 69        $ 49
   Add: Fixed charges (below)                                 44          47
                                                            ----        ----
                                                            $113        $ 96
                                                            ====        ====

FIXED CHARGES                                               $ 44        $ 47
                                                            ====        ====
Ratio of Earnings to Fixed Charges                           2.6         2.0
                                                            ====        ====

Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness and the portion of rental expense which respresents interest.